Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-223022) and related Prospectus of Oaktree Real Estate Income Trust, Inc. for the registration of up to $2,000,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 22, 2019 with respect to the financial statements of Oaktree Real Estate Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Los Angeles, California

November 20, 2019